EXHIBIT 99.1

NYSE: WMB

Date:       May 5, 2005

Williams Reports First-Quarter 2005 Financial Results

•	Natural Gas Production, NGL Sales Volumes Both Up 22%

•	31% Increase in Average Net Realized Sales Price for Natural Gas

•	NGL Sales Margins 30% Higher Than 5-Year Average

•	Interest Expense Drops 32%; Period Benefits From Lower Debt Levels

•	Year-Over-Year Cash Flow From Operations Nearly Triples

•	Company Raises Guidance for Mark-to-Market-Adjusted EPS

Summary Financial Information

	1Q 2005		1Q 2004
	millions	per share	millions	per share

Income from continuing operations	$202.2	$0.34	$—	$—

Income (loss) from discontinued operations	(1.1)	—	9.9	0.02

Net income	201.1	0.34	9.9	0.02

Recurring income from continuing operations*	198.4	0.33	4.0	0.01

After-tax mark-to-market adjustments	(66.0)	(0.11)	69.0	0.13

Recurring income from continuing operations - after mark-to-market adjustment*	$132.4	$0.22	$73.0	$0.14

* A schedule reconciling income (loss) from continuing operations to recurring income from continuing operations and mark-to-market adjustments is available on Williams’ web site at www.williams.com and as an attachment to this press release.

      TULSA, Okla. – Williams (NYSE:WMB) today announced first-quarter 2005 unaudited net income of $201.1 million, or 34 cents per share on a diluted basis, compared with net income of $9.9 million, or 2 cents per share, for first-quarter 2004.

      For first-quarter 2005, the company reported income from continuing operations of $202.2 million, or 34 cents per share on a diluted basis, compared with break even, or 0 cents per share, for the same period in 2004 on a restated basis.

      The improvement in continuing operations over last year’s quarter reflects the benefit of increased levels of natural gas production and higher net realized average prices in Exploration & Production, increased sales volumes and favorable margins for Midstream’s equity natural gas liquids, higher mark-to-market gains in Power, and lower levels of interest expense following significant reductions of debt in 2004.

CEO Perspective

      “Williams is focused on delivering superior, sustainable growth in economic and shareholder value,” said Steve Malcolm, chairman, president and chief executive officer. “The success we’re realizing is marked by our ability to execute our strategic plan, sustain our financial discipline and capitalize on the competitive advantages of our businesses.

      “The future for Williams is now. That’s why we have seized an opportunity in the Piceance Basin to increase the pace of development beginning later this year.Our strategy for creating value is simple: make disciplined investments in natural-gas-focused businesses that are located in key growth areas where we enjoy the competitive advantages of scale, a low-cost position or market leadership.”

Recurring Results

      Recurring income from continuing operations – which excludes items of income or loss that the company characterizes as unrepresentative of its ongoing operations – was $198.4 million, or 33 cents per share, for the first quarter of 2005.

      In last year’s first quarter, Williams reported recurring income of $4.0 million, or 1 cent per share, on a restated basis.

      The improvement in recurring income is attributable to the same factors that drove improvement in income from continuing operations over last year’s quarter, as previously described in this news release.

      A reconciliation of the company’s income from continuing operations – a generally accepted accounting principles measure – to its recurring results accompanies this news release.

Recurring Results Adjusted for Effect of Mark-to-Market Accounting

      To provide an added level of disclosure and transparency, Williams is providing an analysis of recurring earnings adjusted for all of Power’s mark-to-market effects. Williams introduced this measure last year when it reported third-quarter results.

      Recurring income from continuing operations – after adjusting for the mark-to-market impact to reflect income as though mark-to-market accounting had never been applied to Power’s designated hedges and other derivatives – was $132.4 million, or 22 cents per share, for the first quarter of 2005.

      In last year’s first quarter, recurring income from continuing operations was $73 million, or 14 cents per share, after adjusting for the impact of mark-to-market accounting.

      The improvement results primarily from the increases noted previously with respect to the company’s Midstream and Exploration & Production segments and lower levels of interest expense. The effect of those increases was offset partially by the absence of significant gains realized in first-quarter 2004 from legacy natural gas trading positions in Power.

      A reconciliation of the company’s income from continuing operations on a recurring basis to its recurring results that have been adjusted for the impact of mark-to-market accounting accompanies this news release.

Business Segment Performance

      Williams’ primary businesses – Exploration & Production, Midstream Gas & Liquids, Gas Pipeline and Power – reported combined segment profit of $513.8 million in the first quarter of 2005.

      In the first quarter a year ago, these businesses reported combined segment profit of $277 million on a restated basis.

      The improvement in year-over-year segment profit is primarily attributable to increased production levels and higher net realized average prices for production sold in Exploration & Production, along with favorable natural gas liquids margins and increased sales volumes in Midstream. Power results also include an increase in mark-to-market earnings.

Exploration & Production: Piceance Basin Production Increases 59%

      Exploration & Production, which includes natural gas production and development in the U.S. Rocky Mountains, San Juan Basin and Midcontinent, and oil and gas development in South America, reported first-quarter 2005 segment profit of $103.7 million.

      In the first quarter a year ago, the business reported segment profit of $51.5 million. The year-over-year improvement reflects significant increases in both production volumes and net realized average prices for production sold, partially offset by higher lease operating expenses and depreciation, depletion and amortization.

      The business benefited from its ability to realize production prices averaging 31 percent higher than last year when sales prices were unfavorably affected by lower contracted hedged prices on a greater share of production volumes. The increased production primarily reflects higher drilling levels in the Piceance Basin. Also contributing to the increased segment profit is a first-quarter 2005 gain of approximately $8 million on the sale of certain non-core undeveloped leasehold properties in Colorado.

      In the first quarter of 2005, average daily production from domestic and international interests was approximately 614 million cubic feet of gas equivalent (MMcfe), compared with 502 MMcfe in the first quarter of 2004. Average daily production for the first quarter of 2005 was up only marginally from the 612 MMcfe reported in fourth-quarter 2004, after inclement weather impeded drilling progress in January. Increased development and production resumed in February and March.

      First-quarter 2005 average daily production solely from domestic volumes has increased 24 percent from the same period a year ago, growing from 457 MMcfe to 568 MMcfe.

      Williams currently has 13 rigs operating in the Piceance Basin of western Colorado – its cornerstone property for production growth. First-quarter 2005 average daily production from the Piceance Basin was 282 MMcfe, a 59 percent increase over year-ago levels.

      Williams now expects to have an average of approximately 20 rigs operating in the Piceance Basin in 2006 and an average of approximately 22 rigs there in 2007, following the company’s first-quarter agreement to contract 10 new rigs, each for a term of three years. Williams expects to begin deploying the new rigs on pace with the contracted delivery schedule – one per month, beginning in November this year.

      As a result of the agreement for the new rigs that was announced March 23, Williams has increased its planned capital spending in Exploration & Production in 2005 to a range of $530 million to $605 million, an increase of $30 million from the previous guidance range of $500 million to $575 million.

      Williams continues to expect 2005 segment profit of $400 million to $475 million from Exploration & Production.

Midstream Gas & Liquids: Strong Margins Continue, Sales Volumes Grow

      Midstream, which provides gathering, processing, natural gas liquids fractionation and storage services, reported first-quarter 2005 segment profit of $128.6 million.

      In the first quarter a year ago, the business reported segment profit of $110.1 million on a restated basis. The year-over-year improvement primarily reflects higher natural gas liquids production margins and sales volumes, and higher olefins production margins, partially offset by higher operating expenses.

      Midstream continues to benefit from favorable natural gas liquids margins, particularly in its western U.S. natural gas processing operations in areas such as Opal and Wamsutter in Wyoming. The olefins business also benefited from favorable commodity prices associated with rising crude oil prices and additional demand for ethylene and propylene products.

      In the first quarter of 2005, Midstream sold 398.7 million gallons of NGL equity volumes, an increase of approximately 22 percent vs. equity sales of 327.6 million gallons in the prior-year period.

      Gathering and processing volumes increased slightly year over year. Gathering volumes were 315.5 trillion British thermal units (TBtu) in the 2005 first quarter vs. 307.1 TBtu in the 2004 period. Processing volumes were 181.0 TBtu in the 2005 first quarter vs. 176.2 TBtu in the 2004 period.

      Williams has moved upward by $20 million the range of segment profit it expects in 2005 from Midstream. The company now expects $370 million to $450 million in segment profit from Midstream. For purposes of forecasting the range of expected segment profit from Midstream, the company assumed NGL margins at a five-year average for the year.

Gas Pipeline: Solid Results; Record 3-Day Transportation Volume on Transco

      Gas Pipeline, which primarily delivers natural gas to markets in the Northwest, along the Eastern Seaboard and to Florida, reported first-quarter 2005 segment profit of $167.4 million.

      In the first quarter a year ago, the business reported segment profit of $147.4 million on a restated basis. The increase in first-quarter 2005 segment profit compared to a year ago is primarily attributable to approximately

$13 million in expense reductions related to prior periods and $7.7 million in higher equity earnings from Gulfstream, a joint venture in which Williams owns a 50 percent interest.

      The increase at Gulfstream reflects the benefit of a $4.6 million construction fee realized with the completion of the Phase II expansion project and the additional revenues under an associated new contract. The expansion involved a new 110-mile segment that was placed into service in February, expanding Gulfstream’s reach across Florida and facilitating an increase of long-term firm service by 350 million cubic feet per day. Approximately two-thirds of Gulfstream’s 1.1 billion cubic feet of total capacity is contracted on a firm basis beginning in mid 2005.

      In the first quarter, Transco established a three-day record for transportation volumes, delivering an average of 8.36 million dekatherms per day Jan. 17-19.

      Associated with Transco’s recently announced Leidy-to-Long Island expansion project, Transco executed a customer agreement in March to transport 100,000 dekatherms of natural gas per day from Leidy, Pa., to growing markets in the northeastern United States, including New York, beginning in November 2007.

      Williams has moved upward by $10 million the lower end of the range for segment profit it expects in 2005 from Gas Pipeline. The company now expects $555 million to $585 million in segment profit from Gas Pipeline.

Power: Positive Cash Flow Continues

      Power, which manages an approximate 7,000-megawatt power portfolio, reported first-quarter 2005 segment profit of $114.1 million. In the first quarter a year ago, the business reported a segment loss of $32.0 million on a restated basis.

      The increase in first-quarter 2005 segment profit compared to a year ago is primarily attributable to a $197.4 million increase in forward unrealized mark-to-market gains largely associated with power and natural gas contracts. Increases in forward natural gas prices in the first quarter of 2005 were greater than in the first quarter of 2004. Partially offsetting these mark-to-market gains was the absence of income associated with realized gains from previously recognized mark-to-market earnings.

      Power’s first-quarter recurring segment profit on a basis adjusted for the impact of mark-to-market accounting was $17.4 million in 2005, compared with $80.3 million a year ago. The year-over-year decline is primarily because of the absence of significant gains realized in first-quarter 2004 from legacy natural-gas-trading positions; those gains had been recognized in prior periods as mark-to-market income. The first-quarter 2004 gains were partially offset by losses realized from Power’s interest-rate portfolio. The net impact of the two preceding factors was approximately $60 million. The base business performed as expected in both periods. The company liquidated both the legacy natural gas and interest rate portfolios last year in order to reduce risk.

Power Recurring Segment Profit Adjusted for Mark-to-Market Impact

	1Q '05	1Q '04
	(millions)	(millions)

Segment profit (loss)	$114.1	$(32.0)
Non-recurring adjustments	$11.4	$—
Recurring segment profit (loss)	$125.5	$(32.0)
Mark-to-market adjustments:
Reverse forward unrealized mark-to-market gains	$(221.1)	$(23.7)
Add realized gains from mark-to-market previously recognized	$113.0	$136.0

Recurring segment profit after mark-to-market adjustments	$17.4	$80.3

      Power generated cash flow from operations of approximately $48 million in the first quarter. That figure includes $13 million of working capital used in commodity risk management activity on behalf of other Williams commodity businesses.

      Power is focused on delivering positive cash flows, reducing risk and providing functions that support Williams’ natural gas businesses.

      For 2005, Williams has moved upward by $200 million the range of segment profit it expects from Power as a result of unrealized mark-to-market gains recorded in the first quarter. The company now expects reported results ranging from a $50 million loss to a $50 million profit from Power.

      On a basis adjusted for the impact of mark-to-market accounting, Williams continues to expect $50 million to $150 million in segment profit from Power. Also unchanged is the company’s expectation that Power will generate $50 million to $150 million in 2005 cash flow from operations on a basis that excludes future changes in working capital used in commodity risk management activity on behalf of all Williams commodity businesses.

Cash and Debt: $304 Million Net Cash From Operations in First Quarter

      Net cash provided by operating activities for the first quarter of 2005 was approximately $304.4 million, compared with $102.8 million in the first quarter of 2004.

      At the end of the first quarter, Williams had total liquidity of approximately $2 billion. This consists of unrestricted cash and cash equivalents of approximately $1.2 billion, along with $828 million in unused and available revolving credit facilities.

      Williams has reduced its debt by approximately $212 million in 2005 through scheduled maturities. At March 31, 2005, Williams’ total outstanding debt was approximately $7.75 billion.

      The lower level of debt in the first quarter of 2005 compared to the level in the first quarter of 2004 contributed to a year-over-year decrease in interest expense of approximately $79 million.

Guidance: Company Raises Expectation for Mark-to-Market Adjusted EPS

      For 2005, Williams has moved upward by $225 million the range of consolidated segment profit it expects. The company now expects $1.3 billion to $1.6 billion in consolidated segment profit.

      On a basis adjusted for the impact of mark-to-market accounting, the company expects $1.4 billion to $1.7 billion in segment profit, which is up slightly from the range announced on Feb. 23.

      Williams continues to expect cash flow provided from operating activities of $1.3 billion to $1.6 billion for the year.

      The company has increased the range of recurring income from continuing operations it expects to 54 cents to 80 cents per share, primarily as a result of unrealized mark-to-market gains recorded in the first quarter. The company’s previous guidance was 31 cents to 56 cents per share.

      On a basis adjusted for the impact of mark-to-market accounting, Williams moved upward the range of recurring income from continuing operations it expects in 2005. The company now expects 65 cents to 90 cents per share; the previous range was 63 cents to 88 cents.

Master Limited Partnership

      Subsequent to the close of the first quarter, Williams Partners L.P. filed a registration statement on Form S-1 with the Securities and Exchange Commission relating to a proposed underwritten initial public offering for limited partnership interests in this wholly owned Williams entity.

      Williams Partners L.P. will own a 40 percent interest in the Discovery natural gas gathering, transportation, processing and NGL fractionation system that runs from the deepwater Gulf of Mexico to a location near Paradis, La; the Carbonate Trend sour-gas gathering pipeline off the coast of Alabama; three integrated NGL storage facilities near Conway, Kan.; and a 50 percent interest in an NGL fractionator near Conway.

      The registration statement for Williams Partners L.P. has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective.

      This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, sale or solicitation would be unlawful prior to registration or qualification under the securities law in any such state.

Today’s Analyst Call

      Williams’ management will discuss the company’s first-quarter 2005 financial results and outlook during an analyst presentation to be webcast live beginning at 10 a.m. Eastern today.

      Participants are encouraged to access the presentation and corresponding slides via www.williams.com. A limited number of phone lines also will be available at (800) 810-0924 International callers should dial (913) 981-4900. Callers should dial in at least 10 minutes prior to the start of the discussion.

      Replays of the webcast will be available at www.williams.com only.

Form 10-Q

      The company is filing its Form 10-Q today with the Securities and Exchange Commission. The document will be available on both the SEC and Williams websites.

About Williams (NYSE:WMB)

Williams, through its subsidiaries, primarily finds, produces, gathers, processes and transports natural gas. The company also manages a wholesale power business. Williams’ operations are concentrated in the Pacific Northwest, Rocky Mountains, Gulf Coast, Southern California and Eastern Seaboard. More information is available at www.williams.com.

Contact:	Kelly Swan
Williams (media relations)
(918) 573-6932

Richard George
Williams (investor relations)
(918) 573-3679

Karl Meyer
Williams (investor relations)
(918) 573-4395

# # #

Williams’ reports, filings, and other public announcements might contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking statements” within the meaning of Private Securities Litigation Reform Act of 1995. You typically can identify forward-looking statements by the use of forward-looking words, such as “anticipate,” believe,” “could,” “continue,” “estimate,” “expect,” “forecast,” “may,” “plan,” “potential,” “project,” “schedule,” “will,” and other similar words. These statements are based on our intentions, beliefs, and assumptions about future events and are subject to risks, uncertainties, and other factors. Actual results could differ materially from those contemplated by the forward-looking statements. In addition to any assumptions and other factors referred to specifically in connection with such statements, other factors could cause our actual results to differ materially from the results expressed or implied in any forward-looking statements. Those factors include, among others: changes in general economic conditions and changes in the industries in which Williams conducts business; changes in federal or state laws and regulations to which Williams is subject, including tax, environmental and employment laws and regulations; the cost and outcomes of legal and administrative claims proceedings, investigations, or inquiries; the results of financing efforts, including our ability to obtain financing on favorable terms, which can be affected by various factors, including our credit ratings and general economic conditions; the level of creditworthiness of counterparties to our transactions; the amount of collateral required to be posted from time to time in our transactions; the effect of changes in accounting policies; the ability to control costs; the ability of each business unit to successfully implement key systems, such as order entry systems and service delivery systems; the impact of future federal and state regulations of business activities, including allowed rates of return, the pace of deregulation in retail natural gas and electricity markets, and the resolution of other regulatory matters; changes in environmental and other laws and regulations to which Williams and its subsidiaries are subject or other external factors over which we have no control; changes in foreign economies, currencies, laws and regulations, and political climates, especially in Canada, Argentina, Brazil, and Venezuela, where Williams has direct investments; the timing and extent of changes in commodity prices, interest rates, and foreign currency exchange rates; the weather and other natural phenomena; the ability of Williams to develop or access expanded markets and product offerings as well as their ability to maintain existing markets; the ability of Williams and its subsidiaries to obtain governmental and regulatory approval of various expansion projects; future utilization of pipeline capacity, which can depend on energy prices, competition from other pipelines and alternative fuels, the general level of natural gas and petroleum product demand, decisions by customers not to renew expiring natural gas transportation contracts; the accuracy of estimated hydrocarbon reserves and seismic data; and global and domestic economic repercussions from terrorist activities and the government’s response to such terrorist activities. In light of these risks, uncertainties, and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time that we have described. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Reconciliation of Income (Loss) from Continuing Operations to Recurring Earnings
(UNAUDITED)

	2004					2005
(Dollars in millions, except for per-share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr

Income (loss) from continuing operations available to common stockholders	$0.0	($18.5)	$16.2	$95.5	$93.2	$202.2

Income (loss) from continuing operations - diluted earnings per share	$—	($0.03)	$0.03	$0.17	$0.17	$0.34

Nonrecurring items:

Power
Accrual for a regulatory settlement (1)	—	—	—	—	—	4.6
Prior period correction						6.8

Total Power nonrecurring items	—	—	—	—	—	11.4

Gas Pipeline
Prior period liability corrections	—	—	—	—	—	(13.1)
Write-off of previously-capitalized costs - idled segment of Northwest’s pipeline	—	9.0	—	—	9.0	—

Total Gas Pipeline nonrecurring items	—	9.0	—	—	9.0	(13.1)

Exploration & Production
Gain on sale of E&P properties	—	—	—	—	—	(7.9)
Loss provision related to an ownership dispute	—	11.3	—	4.1	15.4	0.3

Total Exploration & Production nonrecurring items	—	11.3	—	4.1	15.4	(7.6)

Midstream Gas & Liquids
La Maquina depreciable life adjustment	—	—	6.4	1.2	7.6	—
Gain on sale of Louisiana Olefins assets	—	—	—	(9.5)	(9.5)	—
Gulf Liquids arbitration award (Winterthur)	—	—	—	(93.6)	(93.6)	—
Impairment of Discovery	—	—	—	16.9	16.9	—
Devil’s Tower revenue correction	—	(16.5)	16.5		—	—

Total Midstream Gas & Liquids nonrecurring items	—	(16.5)	22.9	(85.0)	(78.6)	—

Other
Impairment of Longhorn and Aspen project	—	10.8	—	—	10.8	—
Augusta environmental reserve	—	—	—	11.8	11.8	—
Longhorn recapitalization fee	6.5	—	—	—	6.5	—

Total Other nonrecurring items	6.5	10.8	—	11.8	29.1	—

Nonrecurring items included in segment profit (loss)	6.5	14.6	22.9	(69.1)	(25.1)	(9.3)

Nonrecurring items below segment profit (loss)
Impairment of cost-based investments (Investing income (loss) -Various)	—	—	15.7	2.3	18.0	—
Write-off of capitalized debt expense (Interest accrued - Corporate)	—	3.8	—	—	3.8	—
Premiums, fees and expenses related to the debt repurchase and debt tender offer (Other income (expense) - net - Corporate and Exploration & Production)	—	96.7	155.1	29.7	281.5	—
Gulf Liquids arbitration award (Winterthur) - interest income - (Investing income loss) - Midstream)	—	—	—	(9.6)	(9.6)	—
Loss provision related to an ownership dispute - interest component (Interest accrued - Exploration & Production)	—	1.9	—	2.1	4.0	2.7

	—	102.4	170.8	24.5	297.7	2.7

Total nonrecurring items	6.5	117.0	193.7	(44.6)	272.6	(6.6)
Tax effect for above items (1)	2.5	44.8	74.1	(17.1)	104.3	(2.8)

Recurring income (loss) from continuing operations available to common stockholders	$4.0	$53.7	$135.8	$68.0	$261.5	$198.4

Recurring diluted earnings per common share	$0.01	$0.10	$0.26	$0.12	$0.49	$0.33

Weighted-average shares — diluted (thousands)	519,485	521,698	529,525	586,497	535,611	599,422

(1)No tax effect on $.6 million of the accrual for a regulatory settlement in 1st quarter 2005.

Note: The sum of earnings (loss) per share for the quarters may not equal the total earnings (loss) per share for the year due to changes in the weighted-average number of common shares outstanding.

Adjustment to remove MTM impact

Dollars in millions except for per share amounts

	2005					2004
	1Q	2Q	3Q	4Q	Year	1Q	2Q	3Q	4Q	Year
Recurring income from cont. ops available to common shareholders	$198				$198	$4	$54	$136	$68	$261
Recurring diluted earnings per common share	$0.33				$0.33	$0.01	$0.10	$0.26	$0.12	$0.49

Mark-to-Market (MTM) adjustments:
Reverse forward unrealized MTM gains/losses	(221)				(221)	(24)	(70)	(188)	(23)	(304)
Add realized gains/losses from MTM previously recognized	113				113	136	11	45	(6)	186

Total MTM adjustments	(108)				(108)	112	(59)	(143)	(29)	(118)

Tax effect of total MTM adjustments (at 39%)	(42)				(42)	44	(23)	(56)	(11)	(46)

After tax MTM adjustments	(66)				(66)	69	(36)	(87)	(17)	(72)

Recurring income from cont. ops available to common shareholders after MTM adjust.	$132				$132	$73	$18	$49	$51	$189
Recurring diluted earnings per share after MTM adj.	$0.22				$0.22	$0.14	$0.03	$0.09	$0.09	$0.35

weighted average shares - diluted (thousands)	599,422				599,422	519,485	521,698	529,525	586,497	535,611

Adjustments have been made to reverse estimated forward unrealized MTM gains/losses and add estimated realized gains/losses from MTM previously recognized, i.e. assumes MTM accounting had never been applied to designated hedges and other derivatives.